Exhibit 99.1

Investor Relations Contact: Amy Mendenhall	Media Contact: Autumnn Mahar
Phone: 479-785-6200	Phone: 479-494-8221
Email: invrel@arcb.com	Email: amahar@arcb.com

ArcBest Announces Board Appointments and Upcoming Retirements

Ann Bordelon and Bobby George to join the ArcBest Board of Directors;

Kathy McElligott and Fredrik Eliasson will retire from the board in February

FORT SMITH, Arkansas, January 28, 2026 — ArcBest® (Nasdaq: ARCB), a leading logistics company, today announced that Ann Bordelon and Bobby George have joined ArcBest’s Board as independent directors. Bordelon and George will serve on the board’s Audit Committee.

Fredrik Eliasson and Kathy McElligott will retire from the board, effective February 28, 2026. Following their retirement, along with the retirement of Craig Philip on January 28, 2026, as previously announced, the ArcBest Board will comprise ten directors, eight of whom are independent.

Ann Bordelon is a certified public accountant with more than 36 years of finance experience. She is Executive Vice Chancellor – Finance & Administration at the University of Arkansas and previously served as Chief Financial Officer and Chief Administration Officer for NOWDiagnostics. She also spent over a decade in various executive leadership positions at Walmart, including Chief Financial Officer of Sam’s Club and Chief Financial Officer of Walmart Asia. Bordelon’s recognized expertise in fiscal strategy and performance optimization adds significant strength and complementary skills to the ArcBest Board.

Bobby George has over 25 years of experience driving tech strategy and digital innovation. He is Senior Vice President & Chief Digital Officer at Carrier, a global HVAC leader in intelligent climate and energy solutions. He was previously Senior Vice President and Chief Information Officer for manufacturing, engineering and services at General Electric, where he also served in roles of increasing responsibility. Earlier in his career he was Vice President, Information Technology and Services at St. Jude Medical (now Abbott), and he served in leadership positions at Cambridge Technology Partners and Swiss RE. A Six Sigma Black Belt, George has a record of successfully implementing large-scale tech roadmaps and transformative business initiatives. He brings valuable information technology expertise that will complement the board’s strengths.

“We’re pleased to welcome Ann and Bobby to our Board of Directors,” said Seth Runser, ArcBest president and CEO. “Ann’s extensive financial leadership experience and Bobby’s expertise in IT and digital transformations will sharpen the board’s strategic oversight as we continue executing our growth plans. The addition of new perspectives and highly additive skills is consistent with our focus on excellence in governance and ongoing board refreshment, ensuring that ArcBest is well-positioned to deliver sustainable growth and long-term value for shareholders.”

Kathy McElligott joined the board of directors in 2015 and currently serves as chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Her deep understanding of information technology and supply chain leadership experience has helped guide ArcBest’s transformation into an integrated logistics company.

Fredrik Eliasson has served on the board since 2019. Throughout his tenure, his financial acumen and transportation and logistics experience have helped the company navigate an evolving freight environment and position ArcBest for future growth.

Runser continued, “We are grateful for Craig’s, Kathy’s and Fredrik’s leadership and their significant contributions during a period of growth and transformation for ArcBest. On behalf of the entire board, I thank them for their service and wish them all the best.”

These changes are the result of ArcBest’s ongoing assessment of board size and composition, as well as directors’ diverse skills and capabilities. ArcBest is committed to best-in-class corporate governance and remains focused on advancing its strategic pillars: accelerating profitable growth, increasing efficiency and driving innovation.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 14,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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